EXHIBIT 99.6

CONSENT OF PERSON NAMED TO BECOME DIRECTOR

Tritium DCFC Limited is filing a Registration Statement on Form F-4 (together with the prospectus included therein, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act, to being named and described as a person to become a member of the board of directors of Tritium DCFC Limited in the Registration Statement and any amendments or supplements thereto. I also consent to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

In witness whereof, this Consent is signed and dated as of the 22nd day of September, 2021.

By:	/s/ Kara A. Phillips

Name: Kara A. Phillips